DENNY’S CORPORATION REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2010

-    Denny’s Provides Full Year 2011 Guidance   -
-    Announces Pursuit of Credit Facility Re-Pricing    -

SPARTANBURG, S.C., February 15, 2011 – Denny’s Corporation (NASDAQ: DENN) one of America’s largest full-service family restaurant chains, today reported results for its fourth quarter and year ended December 29, 2010.

Full Year Summary

•	Completed new management team with the addition of industry veteran John C. Miller as President and CEO.

•	Opened 136 new units, including 100 Flying J Travel Center conversion sites and 6 units at university locations. In 2010, Denny’s had the highest number of domestic openings in its history.

•	Refinanced debt to a lower cost $300 million credit facility, reduced outstanding debt by $15 million.

•	Repurchased one million shares in the fourth quarter.

•
Same-store sales decreased 3.6% at company units and 3.7% at franchised units. For the year, same-store guest counts decreased 1.9% at company units, although the last six months of the year increased 1.1%.

•
Net income of $22.7 million, or $0.22 per diluted share. Net income was negatively impacted by a reduction of $9.9 million in gains from the sale of 57 fewer restaurants to franchisees as the FGI program continued to wind down, a $4.6 million reduction in workers’ compensation claims development benefit, $4.5 million in expenses related to the refinancing of the Company’s debt, and $2.0 million of expenses related to the proxy contest.

•	Adjusted income before taxes* of $27.3 million. Adjusted income was also negatively impacted by the reduction in workers’ compensation claims development benefit noted above.

Fourth Quarter Summary

•	Opened 58 new units, including 47 Flying J Travel Center conversion sites.

•	Same-store guest counts decreased 0.2% which included an estimated negative impact of 0.5 percentage points from the severe weather across the United States during the fourth quarter.

•	Same-store sales decreased 1.6% at company units and 1.4% at franchised units.

•
Net income of $2.7 million, or $0.03 per diluted share.  Net income was negatively impacted by a reduction of $8.0 million in gains from the sale of restaurants to franchisees, $4.3 million in expenses related to the refinancing of the Company’s debt, and a $3.9 million reduction in workers’ compensation claims development benefit.

•	Adjusted income before taxes* of $5.1 million. Adjusted income was also impacted by the reduction in workers’ compensation claims development benefit noted above.

•
Subsequent to the fourth quarter: Denny’s Corporation is pursuing an opportunistic re-pricing of its credit facility to take advantage of lower interest rates available in the current senior secured debt market.

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, stated, “In 2010, the Company effectively executed its key areas of focus. In the second half of the year we drove positive same-store guest count growth, successfully converted Flying J Travel Centers at an accelerated pace, continued to deliver profitability, refinanced our debt to a lower cost facility, and repurchased shares.”

Mr. Wolfinger concluded, “With the recent addition of John Miller as CEO, our leadership team is now in place to execute on our growth strategy and to strengthen our position as America’s favorite diner. This will include building on the initial success of our everyday affordability strategy and leveraging the record number of new restaurants the Company opened in 2010. We look forward to building upon these successes in 2011.”

Fourth Quarter Results

For the fourth quarter of 2010, Denny’s reported total operating revenue, including company restaurant sales and franchise revenue, of $135.9 million compared with $140.5 million in the prior year quarter. Company restaurant sales decreased $7.6 million primarily due to 17 fewer equivalent company restaurants compared with the prior year quarter. The decrease in restaurants resulted from the sale of company restaurants to franchisees under Denny’s refranchising program.

Company restaurant operating margin (as a percentage of company restaurant sales) was 12.3%, a decrease of 4.0 percentage points compared with the same period last year.  The operating margin was negatively impacted by a $3.9 million reduction in workers’ compensation claims development benefit and new store opening expenses related to the opening of 11 company-owned Flying J units.

Product costs increased 1.3 percentage points to 25.0% primarily due to the impact of increased commodity costs and a higher mix of value priced items.  Payroll and benefit costs increased 3.3 percentage points to 41.9% primarily due to a $3.9 million reduction in workers’ compensation claims development benefit compared to the prior year.  Other operating costs decreased 0.6 percentage points to 14.5% due to corporate investment in media in the prior year quarter, favorable legal claims development, lower utility expenses and lower repairs and maintenance costs.  These decreases were partially offset by new store opening expenses associated with the opening of 11 company-owned Flying J units in the fourth quarter and a favorable credit card settlement in the prior year quarter.

Franchise and license revenue increased by $3.0 million to $32.2 million compared with $29.2 million in the prior year quarter. The increase in franchise revenue included a $1.5 million increase in franchise fees and $1.4 million increase in royalties. The franchise fee increase resulted from opening 44 franchise and license units in the fourth quarter of this year, which included 36 Flying J Travel Center conversions, one university location, and one international location. The royalty revenue increase was due to 106 additional equivalent franchise restaurants. In addition to opening 44 franchise units during the fourth quarter, Denny’s franchisees closed 11 restaurants, relocated 2 restaurants, and purchased 13 company restaurants.

Franchise operating margin increased $1.9 million to $20.7 million, primarily due to the $1.5 million increase in franchise fee revenue and an additional 106 equivalent franchise restaurants, partially offset by the effects of lower same-store sales. Franchise operating margin (as a percentage of franchise and license revenue) was 64.3%, a decrease of 0.3 percentage points compared with the same quarter last year. The decrease in margin was primarily driven by temporary overhead costs associated with converting the Flying J sites.

General and administrative expenses increased $1.8 million from the same period last year. This increase was primarily driven by the timing of incentive compensation accruals as general and administrative expenses for the full year decreased $1.7 million compared to 2009.

Depreciation and amortization expense declined by $0.1 million compared with the prior year quarter primarily as a result of the sale of restaurants and real estate over the past year, offset by the addition of 24 new units in 2010. Operating gains, losses and other charges, net, which reflect restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, decreased $5.0 million in the quarter. This decrease resulted from lower gains on the sale of company restaurants and real estate to franchisees, offset by lower severance and other restructuring charges.

Operating income for the quarter decreased $10.3 million from the prior year period to $14.1 million, primarily due to the decrease in gains on the sale of assets and a $4.6 million decrease in total operating revenue attributable to the sale of company restaurants.

Interest expense decreased $1.3 million, or 16.3%, to $6.5 million as a result of the termination of an interest rate swap in late 2009, a $15.4 million reduction in debt from the prior year period, and lower interest rates under the new $300 million credit facility. Other nonoperating expense increased $6.1 million in the quarter primarily due to expenses associated with the refinancing of the Company’s debt.

Denny’s reported net income of $2.7 million for the fourth quarter, or $0.03 per diluted common share, compared with prior year period net income of $17.9 million, or $0.18 per diluted common share. Adjusted income before taxes*, Denny’s metric for earnings guidance, was $5.1 million compared with prior year period income of $9.1 million.

Business Outlook

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, stated,
“We anticipate building on the momentum we established in the second half of 2010. We expect that our ongoing transition to a franchise focused business model will continue to enable growth in unit development and profitability while delivering increased free cash flow generation that will be used to strengthen our balance sheet and pursue other shareholder friendly activities.”

The following financial guidance for full-year 2011 is based on 2010 results and management’s expectations at this time:

•	Both company and franchise same-store sales from (2.0%) to 1.0% with the first quarter expected to be the lowest of the year given the impact of the 2010 Super Bowl promotion
•	70 to 75 new restaurant openings, including:
o	approximately 25 Flying J conversions, of which 5 – 10 will be company operated
o	10 university sites
o	2 company operated fast-casual Denny’s Café test sites
•	Adjusted EBITDA* between $80 million and $85 million
•	Adjusted Income before taxes* between $36 million and $40 million
•	Cash interest expense of $19 million
•	Cash capital expenditures of $18 million

Denny’s Corporation is pursuing an opportunistic re-pricing of its credit facility to take advantage of lower interest rates available in the current senior secured debt market. The potential impact of this re-pricing is not reflected in the above guidance.

* Please refer to the historical reconciliation of net income to adjusted income before taxes and adjusted EBITDA included in the tables below.

Further Information

Denny’s will provide further commentary on the results for the full year and fourth quarter of 2010 and its outlook for 2011 on its quarterly investor conference call today, Tuesday, February 15, 2011 at 5:00 p.m. ET.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at ir.dennys.com.  A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

Denny's is one of America's largest full-service family restaurant chains, currently operating more than 1,600 franchised, licensed, and Company-owned restaurants across the United States, Canada, Costa Rica, Mexico, Honduras, Guam, Puerto Rico and New Zealand. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2009 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:                 Enrique Mayor-Mora
877-784-7167

Media Contact:                     Liz Brady, ICR
646-277-1226

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter	Quarter
	Ended	Ended
(In thousands, except per share amounts)	12/29/10	12/30/09

Revenue:
Company restaurant sales	$103,681	$111,293
Franchise and license revenue	32,204	29,173
Total operating revenue	135,885	140,466
Costs of company restaurant sales	90,908	93,123
Costs of franchise and license revenue	11,489	10,331
General and administrative expenses	15,059	13,215
Depreciation and amortization	7,653	7,751
Operating (gains), losses and other charges, net	(3,350)	(8,382)
Total operating costs and expenses	121,759	116,038
Operating income	14,126	24,428
Other expenses:
Interest expense, net	6,486	7,753
Other nonoperating expense (income), net	4,536	(1,531)
Total other expenses, net	11,022	6,222
Income before income taxes	3,104	18,206
Provision for income taxes	371	328
Net income	$2,733	$17,878

Net income per share:
Basic	$0.03	$0.19
Diluted	$0.03	$0.18

Weighted average shares outstanding:
Basic	99,671	96,607
Diluted	102,126	99,339

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Year	Year
	Ended	Ended
(In thousands, except per share amounts)	12/29/10	12/30/09

Revenue:
Company restaurant sales	$423,936	$488,948
Franchise and license revenue	124,530	119,155
Total operating revenue	548,466	608,103
Costs of company restaurant sales	365,999	417,906
Costs of franchise and license revenue	46,987	42,626
General and administrative expenses	55,619	57,282
Depreciation and amortization	29,637	32,343
Operating (gains), losses and other charges, net	(4,944)	(14,483)
Total operating costs and expenses	493,298	535,674
Operating income	55,168	72,429
Other expenses:
Interest expense, net	25,792	32,600
Other nonoperating expense (income), net	5,282	(3,125)
Total other expenses, net	31,074	29,475
Income before income taxes	24,094	42,954
Provision for income taxes	1,381	1,400
Net income	$22,713	$41,554

Net income per share:
Basic	$0.23	$0.43
Diluted	$0.22	$0.42

Weighted average shares outstanding:
Basic	98,902	96,318
Diluted	101,391	98,499

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	12/29/10	12/30/09

ASSETS
Current Assets
Cash and cash equivalents	$29,074	$26,525
Receivables, net	17,280	18,106
Assets held for sale	1,933	-
Other	14,199	13,714
	62,486	58,345

Property, net	129,518	131,484
Goodwill	31,308	32,440
Intangible assets, net	52,054	55,110
Other assets	35,840	35,248
Total Assets	$311,206	$312,627

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of notes and debentures	$2,583	$900
Current maturities of capital lease obligations	4,109	3,725
Accounts payable	25,957	22,842
Other current liabilities	57,685	64,641
	90,334	92,108
Long-Term Liabilities
Notes and debentures, less current maturities	234,143	254,357
Capital lease obligations, less current maturities	18,988	19,684
Other	71,453	73,976
	324,584	348,017
Total Liabilities	414,918	440,125
Total Shareholders' Deficit	(103,712)	(127,498)
Total Liabilities and Shareholders' Deficit	$311,206	$312,627

Debt Balances

(In thousands)	12/29/10	12/30/09

Credit facility revolver loans due 2015	$-	$-
Credit facility term loans due 2016, net of discount of $3,455	236,545	-
Credit facility revolver loans due 2011	-	-
Credit facility term loans due 2012	-	80,000
Capital leases and other debt	23,278	23,666
Senior notes due 2012	-	175,000
Total Debt	$259,823	$278,666

DENNY’S CORPORATION
Income, EBITDA and G&A Reconciliations
(Unaudited)

	Quarter	Quarter	Year	Year
Income and EBITDA Reconciliation	Ended	Ended	Ended	Ended
(In millions)	12/29/10	12/30/09	12/29/10	12/30/09

Net income	$2.7	$17.9	$22.7	$41.6

Provision for income taxes	0.4	0.3	1.4	1.4
Operating (gains), losses and other charges, net	(3.4)	(8.4)	(4.9)	(14.5)
Other nonoperating expense (income), net	4.5	(1.5)	5.3	(3.1)
Share-based compensation	0.8	0.8	2.8	4.7

Adjusted income before taxes (1)	$5.1	$9.1	$27.3	$30.0

Interest expense, net	6.5	7.8	25.8	32.6
Depreciation and amortization	7.7	7.8	29.6	32.3
Cash payments for restructuring charges and exit costs	(3.5)	(2.9)	(7.0)	(7.5)
Cash payments for share-based compensation	(0.4)	-	(1.9)	(2.4)

Adjusted EBITDA (1)	$15.4	$21.6	$73.8	$85.0

	Quarter	Quarter	Year	Year
General and Administrative Expenses Reconciliation	Ended	Ended	Ended	Ended
(In millions)	12/29/10	12/30/09	12/29/10	12/30/09

Share-based compensation	$0.8	$0.8	$2.8	$4.7
Other general and administrative expenses	14.3	12.4	52.8	52.6
Total general and administrative expenses	$15.1	$13.2	$55.6	$57.3

(1)	We believe that, in addition to other financial measures, Adjusted Income Before Taxes and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis. We also use Adjusted Income Before Taxes and Adjusted EBITDA internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios. However, Adjusted Income Before Taxes and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter		Quarter
	Ended		Ended
(In millions)	12/29/10		12/30/09

Company restaurant operations: (2)
Company restaurant sales	$103.7	100.0%	$111.3	100.0%
Costs of company restaurant sales:
Product costs	25.9	25.0%	26.3	23.7%
Payroll and benefits	43.5	41.9%	43.0	38.6%
Occupancy	6.6	6.3%	7.0	6.3%
Other operating costs:
Utilities	4.3	4.1%	4.8	4.3%
Repairs and maintenance	1.7	1.7%	2.3	2.1%
Marketing	3.9	3.8%	6.0	5.4%
Legal settlements	(0.4)	(0.3%)	0.0	0.0%
Other	5.5	5.3%	3.6	3.3%
Total costs of company restaurant sales	$90.9	87.7%	$93.1	83.7%
Company restaurant operating margin (3)	$12.8	12.3%	$18.2	16.3%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$18.5	57.6%	$17.1	58.5%
Initial and other fee revenue	2.8	8.8%	1.3	4.5%
Occupancy revenue	10.8	33.6%	10.8	37.0%
Total franchise and license revenue	$32.2	100.0%	$29.2	100.0%

Costs of franchise and license revenue
Direct franchise costs	$3.2	9.9%	$1.9	6.6%
Occupancy costs	8.3	25.8%	8.4	28.9%
Total costs of franchise and license revenue	$11.5	35.7%	$10.3	35.4%
Franchise operating margin (3)	$20.7	64.3%	$18.8	64.6%

Total operating revenue (1)	$135.9	100.0%	$140.5	100.0%
Total costs of operating revenue (1)	102.4	75.4%	103.5	73.7%
Total operating margin (1)(3)	$33.5	24.6%	$37.0	26.3%

Other operating expenses: (1)(3)
General and administrative expenses	$15.1	11.1%	$13.2	9.4%
Depreciation and amortization	7.7	5.6%	7.8	5.5%
Operating gains, losses and other charges, net	(3.4)	(2.5%)	(8.4)	(6.0%)
Total other operating expenses	$19.4	14.2%	$12.6	9.0%

Operating income (1)	$14.1	10.4%	$24.4	17.4%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Year		Year
	Ended		Ended
(In millions)	12/29/10		12/30/09

Company restaurant operations: (2)
Company restaurant sales	$423.9	100.0%	$489.0	100.0%
Costs of company restaurant sales:
Product costs	101.5	23.9%	114.9	23.5%
Payroll and benefits	172.5	40.7%	197.6	40.4%
Occupancy	28.0	6.6%	31.9	6.5%
Other operating costs:
Utilities	18.2	4.3%	23.1	4.7%
Repairs and maintenance	7.4	1.8%	9.9	2.0%
Marketing	17.4	4.1%	20.1	4.1%
Legal settlements	0.4	0.1%	0.4	0.1%
Other	20.6	4.8%	20.0	4.1%
Total costs of company restaurant sales	$366.0	86.3%	$417.9	85.5%
Company restaurant operating margin (3)	$57.9	13.7%	$71.0	14.5%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$73.0	58.6%	$70.7	59.4%
Initial and other fee revenue	6.7	5.4%	4.9	4.1%
Occupancy revenue	44.8	36.0%	43.5	36.5%
Total franchise and license revenue	$124.5	100.0%	$119.2	100.0%

Costs of franchise and license revenue
Direct franchise costs	$12.6	10.1%	$9.0	7.5%
Occupancy costs	34.4	27.6%	33.7	28.3%
Total costs of franchise and license revenue	$47.0	37.7%	$42.6	35.8%
Franchise operating margin (3)	$77.5	62.3%	$76.5	64.2%

Total operating revenue (1)	$548.5	100.0%	$608.1	100.0%
Total costs of operating revenue (1)	413.0	75.3%	460.5	75.7%
Total operating margin (1)(3)	$135.5	24.7%	$147.6	24.3%

Other operating expenses: (1)(3)
General and administrative expenses	$55.6	10.1%	$57.3	9.4%
Depreciation and amortization	29.6	5.4%	32.3	5.3%
Operating gains, losses and other charges, net	(4.9)	(0.9%)	(14.5)	(2.4%)
Total other operating expenses	$80.3	14.6%	$75.1	12.4%

Operating income (1)	$55.2	10.1%	$72.4	11.9%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Quarter	Quarter	Year	Year
Same-Store Sales	Ended	Ended	Ended	Ended
(increase/(decrease) vs. prior year)	12/29/10	12/30/09	12/29/10	12/30/09

Same-Store Sales
Company Restaurants	(1.6%)	(6.1%)	(3.6%)	(3.7%)
Franchised Restaurants	(1.4%)	(7.2%)	(3.7%)	(5.2%)
System-wide Restaurants	(1.4%)	(7.0%)	(3.7%)	(4.8%)

Company Restaurant Sales Detail
Guest Check Average	(1.4%)	0.6%	(1.7%)	1.0%
Guest Counts	(0.2%)	(6.7%)	(1.9%)	(4.6%)

	Quarter	Quarter	Year	Year
Average Unit Sales	Ended	Ended	Ended	Ended
($ in thousands)	12/29/10	12/30/09	12/29/10	12/30/09

Company Restaurants	$445	$445	$1,813	$1,810

Franchised Restaurants	$332	$329	$1,361	$1,396

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 9/29/10	232	1,380	1,612

Units Opened	14	44	58
Units Relocated	1	2	3
Units Refranchised	(13)	13	0
Units Closed (Including Units Relocated)	(2)	(13)	(15)
Net Change	0	46	46

Ending Units 12/29/10	232	1,426	1,658

Equivalent Units
Fourth Quarter 2010	233	1,404	1,637
Fourth Quarter 2009	250	1,298	1,548
	(17)	106	89

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 12/30/09	233	1,318	1,551

Units Opened	24	112	136
Units Relocated	1	4	5
Units Refranchised	(24)	24	0
Units Closed (Including Units Relocated)	(2)	(32)	(34)
Net Change	(1)	108	107

Ending Units 12/29/10	232	1,426	1,658

Equivalent Units
Year-to-Date 2010	234	1,349	1,583
Year-to-Date 2009	270	1,274	1,544
	(36)	75	39